Exhibit 99.2
Diamond Foods Announces Pricing of Common Stock
Offering
San Francisco, Calif. (March 4, 2010) — Diamond Foods, Inc. (NASDAQ: DMND), today announced that the Company has priced an offering of 4,500,000 shares of its common stock at a price to the public of $37.00 per share. The Company has granted the underwriters a 30-day option to purchase up to 675,000 additional shares. The offering is scheduled to close on March 10, 2010.
The Company intends to use the net proceeds of the offering to pay a portion of the purchase price for its previously announced acquisition of Kettle Foods from Lion Capital LLP. Diamond expects to close the acquisition of Kettle Foods before the end of its fiscal year 2010, subject to regulatory approvals. If the Company does not consummate the acquisition of Kettle Foods, it intends to use the net proceeds for general corporate purposes, including repayment of existing indebtedness.
Barclays Capital, BofA Merrill Lynch and BMO Capital Markets are acting as joint book-running managers for the offering, which is made pursuant to a shelf registration statement filed by Diamond Foods under the United States Securities Act of 1933, as amended, and declared effective by the Securities and Exchange Commission.
The offering is being made solely by means of a prospectus supplement and the accompanying prospectus. This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
A copy of the prospectus supplement and accompanying prospectus can be obtained by contacting Barclays Capital at Integrated Distribution Services, c/o Broadridge, 1155 Long Island Avenue, Edgewood, NY 11717 (Barclaysprospectus@broadridge.com); or BofA Merrill Lynch at 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department (Prospectus.Requests@ml.com); or BMO Capital Markets at 3 Times Square, New York, NY 10036, Attn: Lori Begley (bmoprospectus@bmo.com).

About Diamond Foods
Diamond Foods is a packaged food company that sells Diamond of California® culinary nuts, Emerald® snack nuts, and Pop Secret® microwave popcorn. The Company’s products are distributed in a wide range of stores where culinary nuts and snacks are sold.
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CONTACTS:
Investors — Bob Philipps
VP, Treasury & Investor Relations
Diamond Foods, Inc.
bphilipps@diamondfoods.com
415-445-7426
Media — Michael Altfest
Account Supervisor
Edelman
Michael.altfest@edelman.com
415-486-3244